Exhibit 23.3

Consent of Euromonitor International Limited

We hereby consent to (1) the use of and all references to the name of Euromonitor International Limited (including the brands “Euromonitor” or “Euromonitor International”) in the prospectus included in the registration statement on Form F-1 of Agi Inc. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Prospectus Summary,” “Presentation of Financial and Other Information” and “Business” sections of the Registration Statement and any other sections of the Registration Statement; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our name, brands and information cited in the above-mentioned sections of the Registration Statement.

Sincerely,

By:	/s/ Chris Wetherall
	Name:	Chris Wetherall
	Title:	Director Corporate New Business

January 29, 2026